EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:  William J. McCarthy
          President and Chief Executive Officer


               ABS INDUSTRIES, INC.  REVISES HISTORICAL EARNINGS
                         DOWNWARD; FOURTH QUARTER LOSS
                          TO BE GREATER THAN PREVIOUSLY
                    ANTICIPATED; REPORTS NON-COMPLIANCE WITH
               CERTAIN LOAN COVENANTS; ANNOUNCES NEED FOR CAPITAL

          Willoughby, Ohio, January 10, 1996  ABS Industries, Inc. (NASDAQ:
ABSI) announced today that in connection with closing its books for the fiscal year ended October 31, 1995, it has determined that previously reported sales and results of operations for the first, second and third fiscal quarters of 1995 will require restatement because certain previously reported sales were recognized prematurely as the criteria for revenue recognition had not been met.

ABS also stated that it is reviewing other matters with its independent auditors that will likely result in further decreases of previously reported results of operations for such quarters and that it expected its loss for the fourth fiscal quarter of 1995 to be greater than the previously announced estimate of $2.5 million. Because ABS' review is ongoing, the Company stated that it is unable to quantify at this time the amount of the downward adjustments of its results of operations; however, it indicated that such adjustments may be material.
In addition, ABS indicated that it is currently unable to estimate when revised financial information will be available.

          ABS also announced that it will restate its financial statements for the fiscal years ended October 31, 1994 and 1993 due to the reporting of the prematurely recognized sales. For the fiscal year ended October 31, 1994, the Company anticipates that reported Net Sales, Net Income and Earnings per Share of $92.122 million, $4.855 million and $.96, will be revised downward to $89.162 million, $4.766 million and $.94, respectively. For the fiscal year ended October 31, 1993, the Company anticipates that reported Net Sales, Net Income and Earnings per Share of $72.360 million, $3.362 million and $.67, will be revised downward to $70.857 million, $3.155 million and $.62, respectively. The Company indicated that such decreases will not affect reported cash flows and are not expected to have a material affect on ABS' shareholders' equity for such periods.

          In light of ABS' review of its financial and accounting procedures, ABS stated that it had relieved its Corporate Controller of his responsibilities and had placed him on limited assignment pending completion of its review. The Company expects to identify promptly an appropriate person to act as interim Corporate Controller. The Company also announced that it had engaged Development Specialists, Inc., based in Chicago, Illinois, to advise it in connection with the financial issues it currently faces.

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          ABS also announced that it is not in compliance with certain covenants under its $40 million credit facility and a related $16.5 million working capital facility. The lenders under the credit facility have agreed to forbear in taking any action under such facility until January 16, 1996. The Company indicated that the working capital facility is also due on such date and that it is similarly in non-compliance with certain covenants relating to its $6.46 million state economic development revenue bond financing. William J. McCarthy, President and Chief Executive Officer of ABS stated that "ABS is currently in negotiations with its lenders under the credit and working capital facilities both to increase the amounts available under such facilities and to extend their terms, but there can be no assurances that such negotiations will be successful." Mr. McCarthy also stated that the Company is seeking other alternatives for financing its business, but did not believe that cash from operations after committed expenditures for the first calendar quarter of 1996 would be sufficient to meet scheduled loan repayments and working capital needs during such period.

          ABS also announced that in light of the pending revision of its historic financial information and the fact that its books and records for fiscal 1995 have not been closed it had not filed proxy materials with the Securities and Exchange Commission in connection with its previously announced acquisition of Mercer Forge Corporation and A & M Machining Corporation.
Mr. McCarthy said that "ABS remains committed to the acquisition of Mercer and A & M, but ABS, with the owners of Mercer and A & M, will have to reevaluate the acquisition when ABS's audited 1995 financial statements are available." Mr. McCarthy further noted that there could be no assurances that the Mercer and A & M acquisitions will ultimately be consummated. The Company also stated, as previously announced, that it had anticipated refinancing its senior indebtedness with a third party lender in connection with the consummation of the Mercer and A & M acquisitions, but that such refinancing would also have to be reevaluated by ABS and such lender in light of recent events.

          ABS, through its wholly-owned subsidiaries, Colfor, Inc. and Colmach, Inc., operates exclusively in the cold and warm forging industry and the machining of forged components.
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